As filed with the Securities and Exchange Commission on
September 11, 2008

File No.  811-21066

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(Check appropriate box or boxes)

[X]                             REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X]                                                                      Post-effective Amendment No. 7

Torrey U.S. Strategy Partners, LLC
(Exact Name of Registrant as Specified in Charter)

505 Park Avenue, Fifth Floor, New York, New York 10022
(Address of Principal Executive Offices)

(212) 644-7800
(Registrant's Telephone Number)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
(Name and Address of Agent for Service)

Copies of Communications to:
Patricia A. Poglinco
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

EXPLANATORY NOTE

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). Interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), and will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.  Investments in Registrant may only be made by individuals or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act and "qualified clients" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended, or “qualified purchasers” within the meaning of Section 2(a)(51)(A) of the 1940 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, interests in Registrant.

Information included in the Private Placement Memoranda for Torrey U.S. Strategy Partners, LLC and Torrey International Strategy Partners, LLC (the "Private Placement Memoranda") contained in Post-effective Amendment No. 6 to the Registration Statement, filed April 21, 2008, is incorporated herein by reference, except that certain disclosure in the Private Placement Memoranda is replaced and/or supplemented, as the case may be, with the following set forth below in the Supplement to the Private Placement Memoranda.

Supplement dated September 11, 2008 to the

Private Placement Memoranda dated July 2007

of

TORREY U.S. STRATEGY PARTNERS, LLC
and
TORREY INTERNATIONAL STRATEGY PARTNERS, LLC
(Delaware Limited Liability Companies)

Investment Adviser:	Administrator:
Torrey Associates, LLC 505 Park Avenue Fifth Floor New York, New York 10022 United States of America	Price Meadows Incorporated Attention: Offshore Department 11747 NE First Street, Suite 202 Bellevue, Washington 98005 United States of America

THIS SUPPLEMENT (“SUPPLEMENT”) IS BEING FILED IN CONNECTION WITH THE THREE PRIVATE PLACEMENT MEMORANDA, DATED JULY 2007 (“MEMORANDA”), FOR LIMITED LIABILITY COMPANY UNITS (“UNITS”) OF TORREY U.S. STRATEGY PARTNERS, LLC AND TORREY INTERNATIONAL STRATEGY PARTNERS, LLC, EACH A DELAWARE LIMITED LIABILITY COMPANY (EACH A “FUND” AND COLLECTIVELY THE “FUNDS”).  THE MEMORANDA ARE IDENTICAL EXCEPT FOR THE IDENTITY AND CERTAIN DESCRIPTIVE INFORMATION REGARDING THE PLACEMENT AGENT.

THIS SUPPLEMENT CONTAINS THE SUBSTANTIVE REVISIONS AND CLARIFICATIONS THAT HAVE BEEN MADE TO CERTAIN OF THE PROVISIONS SET FORTH IN THE MEMORANDA.  THIS SUPPLEMENT PROVIDES NEW AND ADDITIONAL INFORMATION BEYOND THAT WHICH IS CONTAINED IN THE MEMORANDA, AND SHOULD BE READ IN CONJUNCTION WITH SUCH MEMORANDA.  TO THE EXTENT THAT ANY OF THE TERMS CONTAINED IN THE MEMORANDA ARE INCONSISTENT WITH THE TERMS CONTAINED IN THIS SUPPLEMENT, THE PROVISIONS OF THIS SUPPLEMENT SHALL CONTROL.  UNLESS OTHERWISE DESCRIBED IN THIS SUPPLEMENT, ALL OTHER TERMS AND CONDITIONS RELATING TO THE FUNDS’ OFFERING OF UNITS REMAIN THE SAME.

ALL CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MEMORANDA.

At a meeting of the Board of Managers of the Funds held on March 27, 2008 and as fully set forth in Post-effective amendment No. 6 to the Registration Statement, filed April 21, 2008, which is incorporated herein by reference, Mr. Henry Barkhorn was appointed as an additional Manager of the Funds.  It was also determined at that same meeting that Mr. Henry Barkhorn is not an “interested person” (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Funds.

At a meeting of the Board of Managers of the Funds held on April 17, 2008, the Board of Managers accepted the resignation of Mr. Richard F. Pitonzo as the Chief Compliance Officer of the Funds and simultaneously appointed Mr. James R. O’Connor as his replacement.

At a meeting of the Board of Managers of the Funds held on May 27, 2008, Mr. Henry Barkhorn’s appointment to the Audit Committee of each Fund was accepted.  At the same meeting, the Board of Managers accepted the resignation of Mr. William A. Prezant from the Board of Managers and Audit Committee of each Fund.

Finally, Richard F. Pitonzo ceased serving as the Treasurer of the Funds and Controller of the Advisor effective as of July 7, 2008.

THE TABLE OF MANAGERS IN THE SECTIONS OF THE MEMORANDA TITLED “THE MANAGERS” IS REVISED TO REFLECT THE FOLLOWING:

Name, Address and Age	Principal Occupation(s) During Past Five Years	Number of Portfolios in Torrey Fund Complex Overseen by Manager	Other Directorships held by Manager
INTERESTED MANAGER**

James A. Torrey**, 60 505 Park Avenue, 5th Fl New York, NY 10022	Chairman and CEO of the Advisor since prior to 1997	2	Director, Microvest Capital Management
INDEPENDENT MANAGERS

Henry Barkhorn*, 59 1095 Park Avenue New York, NY 10128	Self-Employed Private Investor Since 1999	2
Member of the Finance, Audit and Investment Committees of Brick Presbyterian Church; Advisory Board Member and Treasurer of Grosvenor Neighborhood House Y; Member of the Board of Managers and Chair of the Finance Committee of West Side YMCA; Advisory Board Member of WFUV (Public Radio from Fordham University).

Jewelle W. Bickford*, 66 1251 Avenue of the Americas New York, NY 10020	Senior Managing Director, Rothschild Inc.	2	Board Member, Women for Women International; Boards of Trustees, Randolph-Macon Woman’s College.

____________________________________________________________________________________________________

* Member of the Audit Committee of each Fund.
** “Interested person,” as defined in the 1940 Act, of each Fund due to an affiliation with the Advisor.

THE TABLE OF OFFICERS IN THE SECTIONS OF THE MEMORANDA TITLED “THE MANAGERS” IS REVISED TO REFLECT THE FOLLOWING:

Name, Address and Age	Position Held with Each Fund	Principal Occupation(s) During Past Five Years

James A. Torrey, 60 505 Park Avenue, 5th Fl New York, NY 10022	Chief Executive Officer	Chairman and CEO of the Advisor since prior to 1997
James R. O’Connor, 30 505 Park Avenue, 5th Fl New York, NY 10022	Chief Compliance Officer
Chief Compliance Officer of the Advisor since March 2008 and appointed Chief Compliance Officer of each Fund in April 2008; Vice President of HedgeOp Compliance, LLC from July 2006 to January 2008; Managing Director of HedgeOp Compliance from May 2002 to July 2006.

William G. Mulligan, 39 3 Park Avenue 14th Floor New York, NY 10016	Secretary	Chief Executive Officer of HedgeOp Compliance, LLC since January 2001.

THE EXISTING TABLE ON THE COMPENSATION OF THE INDEPENDENT MANAGERS IN THE SECTIONS OF THE MEMORANDA TITLED “THE MANAGERS” HAS BEEN AMENDED TO READ AS FOLLOWS:

The name, position(s) and information related to the compensation of each of the Independent Managers for the fiscal year ended March 31, 2009 are as follows:

			Pension or		Total
			Retirement	Estimated	Compensation
		Torrey	Benefits	Annual	from the Fund
	Torrey U.S.	International	Accrued	Benefits	and the Fund
Name and Position(s)	Strategy	Strategy	as Part of	upon	Complex Paid
Held With Each Fund	Partners, LLC	Partners, LLC	Fund Expenses	Retirement	to Manager

Henry Barkhorn	$15,000	$15,000	NONE	NONE	$30,000
Manager

Jewelle W. Bickford	$15,000	$15,000	NONE	NONE	$30,000
Manager

THE BIOGRAPHY OF RICHARD F. PITONZO IN THE SECTIONS OF THE MEMORANDA TITLED “THE ADIVSOR” IS DELETED AND REPLACED WITH THE FOLLOWING:

James R. O’Connor joined the Advisor in March 2008 as the Chief Compliance Officer of the Advisor and was subsequently appointed as the Chief Compliance Officer of the Funds in April 2008.  Previously, he was employed at HedgeOp Compliance, LLC, a compliance, operational and due diligence support service provider for hedge funds and funds of hedge funds, where he served as a Client Associate from May 2001 through May 2002, as Managing Director from May 2002 through July 2006 and as Vice President from July 2006 through January 2008.  Prior to that, he served as a Legal Assistant at the law firm Seward & Kissel, LLP from July 2000 through May 2001.  Mr. O’Connor received his B.A. in Political Science from Loyola College in May 2000.

*           *           *

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 11th day of September, 2008.

Torrey U.S. Strategy Partners, LLC

By:	/s/ James A. Torrey James A. Torrey Chief Executive Officer

SK 80350 0024 917873